Continental Building Products Reports Fourth Quarter and Full Year 2018 Results
Herndon, Virginia, February 21, 2019. Continental Building Products, Inc. (NYSE: CBPX) (the "Company"), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today results for the fourth quarter and year ended December 31, 2018.
Highlights of Fourth Quarter 2018 as Compared to Fourth Quarter 2017

•	Net sales increased 7.1% to $140.8 million on flat wallboard sales volumes

•	Net income decreased 16.9% to $20.1 million due to prior year favorable tax adjustments

•	Adjusted net income[1] increased 32.5% to $20.4 million from $15.4 million

•	Earnings per share decreased 12.5% to $0.56; Adjusted earnings per share[1] increased 36.6% to $0.56

•	EBITDA[1] increased 7.0% to $39.8 million

•	Cash flow from operations increased 76.0% to $46.8 million

•	Deployed $9.6 million in capital investments and $38.3 million to repurchase 1.3 million shares of common stock
Highlights of Full Year 2018 as Compared to Full Year 2017

•	Net sales increased 8.0% to $528.1 million

•	Net income increased 24.1% to $74.2 million

•	Adjusted net income[1] increased 44.8% to $74.5 million

•	Earnings per share increased 30.3% to $2.02; Adjusted earnings per share[1] increased 51.9% to $2.02

•	EBITDA[1] increased 11.1% to $151.1 million

•	Gross profit increased 200 basis points to 28.0%

•	Cash flow from operations increased 28.7% to $130.8 million

•	Deployed $30.8 million in capital investments and $65.7 million to repurchase 2.3 million shares of common stock
"We finished the year on a strong note, generating strong earnings growth and achieving record setting results in 2018 driven by higher sales and our highly efficient low cost operations," stated Jay Bachmann, President and Chief Executive Officer. "This positive performance reflected our relentless focus on our Bison Way continuous improvement effort as our associates worked together to streamline our operations against a backdrop of inflationary pressures."
Mr. Bachmann further stated, "As we look into 2019, we remain focused on deploying our strong cash flow to improve our operations and cost position through investments in high-return capital projects while continuing to repurchase shares as a key avenue to return value to shareholders."

Fourth Quarter 2018 Results vs. Fourth Quarter 2017
Net sales were up 7.1% to $140.8 million for the fourth quarter 2018, compared to $131.4 million in the prior year quarter, primarily due to a 6.5% increase in average mill net price on wallboard sales. Wallboard sales volumes were flat at 725 million square feet (MMSF) for both quarters.
Operating income was $29.0 million, compared to $26.6 million in the prior year quarter. This increase was primarily attributable to higher net sales partially offset by an increase in input costs per unit. SG&A expense was $10.5 million compared to $10.4 million in the prior year quarter, or 7.5% of net sales compared to 7.9% in the prior year quarter.
Interest expense, net, decreased 18.3% to $2.3 million, compared to $2.8 million in the prior year quarter, reflecting higher investment income and capitalized interest, along with the benefits of lower spreads obtained on the term debt, partially offset by the rise in LIBOR.
Net income for the fourth quarter 2018 decreased 16.9% to $20.1 million, or $0.56 per share, compared to $24.2 million, or $0.64 per share, in the prior year quarter. This decrease is a result of the tax adjustment in the fourth quarter 2017 related to the Tax Cuts and Jobs Act of 2017. Adjusted net income1 increased $5.0 million, or 32.5%, from $15.4 million to $20.4 million and adjusted earnings per share increased 36.6% from $0.41 per share to $0.56 per share. The $5.0 million increase in net income was primarily a result of the increase in net sales.
Full Year 2018 Results vs. Full Year 2017
Net sales were up 8.0% to $528.1 million, compared to $489.2 million in the prior year, primarily due to a 4.7% increase in average mill net price on wallboard sales. Wallboard sales volumes for the year increased 2.6% to 2,736 million square feet (MMSF) compared to 2,666 MMSF in the prior year.
Operating income was $107.3 million, compared to $89.6 million in the prior year. This increase was primarily attributable to higher net sales partially offset by an increase in input costs per unit. SG&A expense was $40.4 million compared to $37.8 million in the prior year, or 7.6% of net sales compared to 7.7% in the prior year.
Interest expense, net, decreased 12.9% to $10.3 million, compared to $11.8 million in the prior year, reflecting higher investment income and capitalized interest, along with the benefits of lower spreads obtained on the term debt, partially offset by the rise in LIBOR.
Net income increased $14.4 million to $74.2 million, or $2.02 per share, compared to $59.8 million, or $1.55 per share, in the prior year. Adjusted net income1 increased $23.0 million, or 44.8%, from $51.5 million to $74.5 million and adjusted earnings per share1 increased 51.9% from $1.33 per share to $2.02 per share. The $23.0 million increase in adjusted net income1 was primarily a result of the increase in net sales as a result of increased average mill net price and increase volumes.
Balance Sheet and Cash Flow
As of December 31, 2018, the Company had a cash balance of $102.6 million and total outstanding borrowing under the term loan agreement and industrial revenue bonds of $268.9 million. During the fourth quarter 2018, the Company generated cash flows from operations of $46.8 million and deployed $9.6 million in capital investments.
During the fourth quarter 2018, the Company repurchased 1.3 million shares of its common stock under its expanded repurchase program for an aggregate purchase price of $38.3 million, representing 3.5% of its outstanding shares as of December 31, 2017. As of December 31, 2018, against the program, the Company has repurchased $169.0 million of common stock at an average price of $23.65 per share and had a remaining capacity of $131.0 million for future repurchases.
Buchanan Plant Update
As previously announced, in January 2019 the Company's Buchanan, New York plant experienced a significant equipment malfunction, resulting in an outage at the plant. The plant is off-line while repairs are being made. No injuries occurred from this event. The company is working to resolve the outage and expects the plant to resume operations by mid-March upon completion of repairs.
While the Buchanan plant is down, the Company has increased production at its plants in Silver Grove, Kentucky and Palatka, Florida to offset a portion of the lost production from the Buchanan plant.
Continental has standard insurance coverage that is intended to respond to circumstances such as these, including business interruption insurance. Our insurance coverage is designed to cover not only the direct costs of the damaged equipment, but also the lost contribution margin of the sales that otherwise would have been made by the plant.

Mr Bachmann commented, "Our teams are making strong progress to resolve the malfunction and ready the plant for startup by mid-March. I thank all of our people who are working safe and hard to ensure the plant is once again ready to operate in a highly efficient, safe manner."
Outlook for the Full Year 2019
•SG&A is expected to be in the range of $40 - $42 million.

•
Cost of goods sold inflation per unit compared to the prior year is expected to be in the range of 4.5% - 6.5%. We expect to partly offset this inflation by approximately $3 million of savings from high return capital projects.

•	Total capital expenditures are expected to be in the range of $28 - $32 million.

◦	Maintenance capital spending is expected to be in the range of $14 - $16 million.

◦	High-return capital spending is expected to be in the range of $14 - $16 million.

•	Depreciation and amortization is expected to be in the range of $43 - $45 million.

•	Effective tax rate is expected to be in the range of 21% - 22%.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call on Thursday, February 21, 2019 at 5:00 p.m. Eastern Time to review fourth quarter and full year 2018 financial results, discuss recent events and conduct a question-and-answer period. The live webcast will be available on the Investor Relations section of the Company's website at www.continental-bp.com. To participate in the call, please dial (877) 407-0789 (domestic) or (201) 689-8562 (international). A replay of the conference call will be available through March 21, 2019, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the pass code number 13687008.
About Continental Building Products
Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

1 See the financial schedules at the end of this press release for a reconciliation of EBITDA, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to relevant GAAP financial measures, and a discussion of why they are useful to investors.
Contact Information
Investor Relations:
Tel.: (703) 480-3980
Investorrelations@continental-bp.com

Continental Building Products, Inc.
Consolidated Statements of Operations

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
	(in thousands, except share data and per share amounts)
	(Unaudited)	(Unaudited)
Net sales	$140,756	131,392	$528,060	489,163
Cost of goods sold	101,196	94,432	380,381	361,825
Gross profit	39,560	36,960	147,679	127,338
Selling and administrative	10,539	10,389	40,365	37,753
Operating income	29,021	26,571	107,314	89,585
Other expense, net	(422)	(563)	(678)	(1,196)
Interest expense, net	(2,306)	(2,822)	(10,269)	(11,788)
Income before losses from equity method investment and (provision for)/benefit from for income taxes	26,293	23,186	96,367	76,601
Losses from equity method investment	(374)	(158)	(1,522)	(187)
Income before provision for income taxes	25,919	23,028	94,845	76,414
(Provision for)/benefit from income taxes	(5,780)	1,208	(20,601)	(16,566)
Net income	$20,139	$24,236	$74,244	59,848

Net income per share:
Basic	$0.56	0.64	$2.02	1.55
Diluted	$0.55	0.64	$2.01	1.54
Weighted average shares outstanding:
Basic	36,174,204	37,655,655	36,801,231	38,636,152
Diluted	36,375,014	37,867,710	36,978,071	38,774,963

Continental Building Products, Inc.
Consolidated Balance Sheets

	As of December 31,
	2018	2017
	(in thousands)
Assets:
Cash and cash equivalents	$102,633	$72,521
Trade receivables, net	38,454	38,769
Inventories, net	32,225	24,882
Prepaid and other current assets	19,805	11,267
Total current assets	193,117	147,439
Property, plant and equipment, net	288,368	294,003
Customer relationships and other intangibles, net	62,680	70,807
Goodwill	119,945	119,945
Equity method investment	7,975	9,263
Debt issuance costs	296	477
Total Assets	$672,381	$641,934
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable	$48,060	$30,809
Accrued and other liabilities	12,815	11,940
Debt, current portion	1,669	1,702
Total current liabilities	62,544	44,451
Deferred taxes and other long-term liabilities	20,204	15,847
Debt, non-current portion	261,886	263,610
Total Liabilities	344,634	323,908
Shareholders' Equity:
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,472,214 and 44,321,776 shares issued and 35,401,868 and 37,532,959 shares outstanding as of December 31, 2018 and December 31, 2017, respectively	44	44
Additional paid-in capital	327,515	325,391
Less: Treasury stock	(209,050)	(143,357)
Accumulated other comprehensive loss	(3,391)	(2,649)
Accumulated earnings	212,629	138,597
Total Shareholders' Equity	327,747	318,026
Total Liabilities and Shareholders' Equity	$672,381	$641,934

Continental Building Products, Inc.
Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2018	2017
	(in thousands)
Cash flows from operating activities:
Net income	$74,244	$59,848
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,782	46,460
Amortization of debt issuance costs and debt discount	1,234	1,177
Losses from equity method investment	1,522	187
Amortization of deferred gain on terminated swaps	(1,083)	—
Debt issuance expense	317	1,170
Share-based compensation	2,928	2,784
Deferred taxes	4,735	(3,414)
Change in assets and liabilities:
Trade receivables	201	(6,296)
Inventories	(7,558)	488
Prepaid expenses and other current assets	(4,977)	(3,735)
Accounts payable	14,716	3,987
Accrued and other current liabilities	961	(830)
Other long-term liabilities	(204)	(159)
Net cash provided by operating activities	130,818	101,667
Cash flows from investing activities:
Payments for property, plant and equipment	(28,857)	(21,459)
Payments for intangible assets	(1,902)	(583)
Proceeds from disposal of property, plant and equipment	125	—
Capital contributions to equity method investment	(703)	(2,219)
Distributions from equity method investment	468	790
Net cash used in investing activities	(30,869)	(23,471)
Cash flows from financing activities:
Proceeds from exercise of stock options	145	230
Tax withholdings on share-based compensation	(547)	(240)
Proceeds from debt refinancing	—	545,198
Disbursements for debt refinancing	—	(545,198)
Payments of financing costs	(415)	(1,170)
Principal payments for debt	(18,916)	(2,052)
Proceeds from Industrial Revenue Bonds	16,200	—
Payments to repurchase common stock	(65,693)	(54,601)
Net cash used in financing activities	(69,226)	(57,833)
Effect of foreign exchange rates on cash and cash equivalents	(611)	622
Net change in cash and cash equivalents	30,112	20,985
Cash, beginning of period	72,521	51,536
Cash, end of period	$102,633	$72,521

Reconciliation of Non-GAAP Measures
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States ("GAAP"). This release presents EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company's operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company's operations and underlying operational performance. Furthermore, the Company's Board of Directors' compensation committee uses EBITDA to evaluate management's compensation. Management also believes that EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share in the same manner. EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are not measurements of the Company's financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
	(unaudited, in thousands)
Net income	$20,139	$24,236	$74,244	$59,848
Adjustments:
Other expense, net	422	563	678	1,196
Interest expense, net	2,306	2,822	10,269	11,788
Losses from equity method investment	374	158	1,522	187
Provision for/(benefit from) income taxes	5,780	(1,208)	20,601	16,566
Depreciation and amortization	10,816	10,643	43,782	46,460
EBITDA - Non-GAAP measure	$39,837	$37,214	$151,096	$136,045
EBITDA Margin - EBITDA as a percentage of net sales - Non-GAAP measure	28.3%	28.3%	28.6%	27.8%

Reconciliation of Net Income and Earnings Per Share to Adjusted Net Income and Adjusted Earnings Per Share
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
	(unaudited, in thousands, except share data and per share amounts)
Net income - GAAP measure	$20,139	$24,236	$74,244	$59,848
Debt related expenses, net of tax (1)	248	319	248	774
Impact of Tax Cuts and Jobs Act of 2017	—	(9,168)	—	(9,168)
Adjusted net income - Non-GAAP measure	$20,387	$15,387	$74,492	$51,454

Earnings per share - GAAP measure	$0.56	$0.64	$2.02	$1.55
Debt related expenses, net of tax (1)	—	0.01	—	0.02
Impact of Tax Cuts and Jobs Act of 2017	—	(0.24)	—	(0.24)
Adjusted earnings per share - Non-GAAP measure	$0.56	$0.41	$2.02	$1.33

(1)	Expenses related to debt repricing activities are shown net of income tax benefit of $0.2 million.

Other Financial and Operating Data
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
	(in thousands, except mill net)
Capital expenditures and software purchased or developed	$9,639	$7,782	$30,759	$22,042
Wallboard sales volume (million square feet)	725	725	2,736	2,666
Mill net sales price (1)	$154.20	$144.78	$153.83	$146.92

(1)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Interim Volumes and Mill Net Prices
	For the Three Months Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Volumes (million square feet)	725	615	722	674	725
Mill net sales price (1)	$144.78	$151.60	$153.88	$155.43	$154.20

(1)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.